UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 1, 2013, Chesapeake Lodging Trust (the “Trust”) and Chesapeake Lodging, L.P. entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), in connection with the public offering of 7,250,000 of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). Pursuant to the Underwriting Agreement, the Trust granted the Underwriters a 30-day option to purchase up to an additional 1,087,500 Common Shares, which the Underwriters have exercised in full. The closing of the offering is expected to occur on or about February 6, 2013. The Trust estimates that the net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses payable by the Trust, will be approximately $165.8 million, taking into account the Underwriters’ full exercise of their option to purchase additional shares. Robert W. Baird & Co. Incorporated, KeyBanc Capital Markets Inc. and JMP Securities LLC served as co-managers of the offering.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits to this Current Report on Form 8-K are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2013	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated February 1, 2013, by and among the Trust, the Operating Partnership and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named in Schedule 1 thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Shares

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)